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                                                                    Exhibit 5.1



                                                  January 20, 1998
Desktop Data, Inc.
80 Blanchard Road
Burlington, MA  01803

     RE:  Registration Statement on Form S-4
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Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 10,189,935 shares of your Common Stock (the "Shares"). The Shares are to be exchanged for existing shares of the Common Stock of Individual, Inc. as described in the Registration Statement and pursuant to the Agreement and Plan of Merger and Reorganization by and between Desktop, Inc. and Individual, Inc. (the "Agreement") filed as an exhibit to the Registration Statement. We have examined the proceedings proposed to be taken in connection with the issuance of the Shares and as described in the Agreement.

     Based upon such investigation as we have deemed necessary, we are of the opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Shares, the Shares, when issued in the manner referred to in the Registration Statement, will be validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Testa, Hurwitz & Thibeault, LLP

                                    Testa, Hurwitz & Thibeault, LLP